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                                                                    EXHIBIT 99.1



                      (POSITRON CORPORATION NEWS RELEASE)


                                 JULY 15, 1996

                             FOR IMMEDIATE RELEASE

                         POSITRON CORPORATION ANNOUNCES
             CLOSING OF PRIVATE OFFERING AND NASDAQ LISTING NOTICE

HOUSTON, TEXAS, -- Positron Corporation (Nasdaq/NMS:POSI, POSIW) today announced that it has consummated the closing of a private offering of units consisting of 25,000 shares of its Series B 8% Cumulative Convertible Redeemable Preferred Stock, par value $1.00 per share, and Common Stock Purchase Warrants to purchase up to 100,000 shares of its Common Stock, par value $.01 per share. The Preferred Stock plus the Warrants sold for approximately $50.00 per share of Preferred Stock. The proceeds of the closing were approximately $1,250,000 and will be used by the Company to make payment on trade payables, for general working capital and to increase its net tangible assets. Each share of the Preferred Stock is initially convertible into 25 shares of Common Stock and each Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share. The Preferred Stock and the Warrants are not convertible or exercisable until such time as the Company's shareholders approve an amendment to its Article of Incorporation increasing the amount of the authorized Common Stock by at least 2,500,000 shares.

The Company also announced that it does not currently meet the tangible net worth requirement of The Nasdaq National Market System and that its Common Stock and Warrants are subject to no longer being listed on the National Market System. The Company has filed an appeal of Nasdaq's determination. The appeal has the effect of holding the Nasdaq's determination in suspense until Nasdaq has rendered a decision on the appeal. A hearing on the appeal has been scheduled for July 23, 1996. As a part of its appeal, Positron intends to file a Transfer Listing Application with The Nasdaq Stock Market seeking to have its Common Stock and Warrants listed on The Nasdaq SmallCap Market in the event that it is unable to maintain its listing on The Nasdaq National Market System. There can be no assurance that Positron will prevail on its appeal and thus maintain the listing of its Common Stock and Warrants on The Nasdaq National Market System or that its SmallCap listing application will be approved. If the Company is not approved for trading on the Nasdaq SmallCap Market, then trading of its Common Stock and Warrants will be reported on the over-the-counter market by the National Quotation Bureau Incorporated.

Dr. Gary B. Wood, Chairman, said "We are pleased with the closing of this offering. It has provided us with additional working capital and equity allowing us to take advantage of the growing PET market. The additional equity also brings us closer to complying with Nasdaq National Market's net worth requirements."

The offering and sale of the Preferred Stock, the Warrants and the shares of Common Stock issuable upon conversion or exercise thereof have not been registered under the Securities Act of 1933 or any
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state securities laws and may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirement of the Securities Act.

Positron Corporation designs, manufactures, markets and services its POSICAM(TM) systems, which are medical imaging devices utilizing positron emission tomography ("PET") technology. PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM(TM) systems are used by physicians in the diagnosis and management of heart disease and certain other neurological and oncological illnesses.


FOR FURTHER INFORMATION, CONTACT:
DAVID RODRIGUEZ - CFO
POSITRON CORPORATION
16350 PARK TEN PLACE
(713) 492-7100





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